Exhibit 99.1
NEWS RELEASE

TCF Financial Corporation • 200 Lake Street E • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman	(952) 475-7050	news@tcfbank.com	(Media)
Timothy Sedabres	(952) 745-2766	investor@tcfbank.com	(Investors)

TCF’s Board of Directors Elects Dr. Theresa M. H. Wise as a
Director of TCF Financial Corporation

WAYZATA, Minn. (Feb. 19, 2019) - The Board of Directors of TCF Financial Corporation ("TCF") (NYSE: TCF) today announced that Dr. Theresa M. H. Wise has been elected to the TCF Board of Directors, effective immediately. Dr. Wise will initially serve on the Technology Committee, Risk Committee, and Finance Committee.

Dr. Wise currently serves as CEO and Principal for Utaza, LLC, a business advisory group focused on IT strategy, customer data analytics, mathematical models for inventory and revenue optimization. Prior to joining Utaza, Dr. Wise was senior vice president and chief information officer for Delta Air Lines, Inc., from 2008 to 2016. She also held a number of positions at Northwest Airlines Corporation, including serving as the company’s chief information officer from 2001 until the company’s merger with Delta Air Lines in 2008. Dr. Wise has served on the board of directors of Impinj, Inc., a publicly traded provider of radio frequency identification devices, software and solutions, since 2016. In addition, she has served on the board of directors of Midcontinent Independent System Operator, Inc., also known as MISO, a not-for-profit member-based organization that ensures reliable, least-cost delivery of electricity, since 2018.

"We are pleased to welcome Dr. Theresa Wise to TCF’s Board of Directors," said Craig R. Dahl, chairman, president and chief executive officer. "Her expertise in technology, IT strategy and integration will add valuable perspective to our Board as we continue our focus on enhancing our digital banking capabilities to serve the evolving needs of our customers. In addition, we believe the Board and our management team will benefit from Dr. Wise’s integration experience during her senior IT roles in the airline industry as we prepare to complete our merger of equals with Chemical Bank."

About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of December 31, 2018, TCF had $23.7 billion in total assets and 314 bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

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